SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

ADVANCED MARKETING SERVICES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JULY 25, 2002

To the Stockholders of

Advanced Marketing Services, Inc.

      The Annual Meeting of Stockholders of Advanced Marketing Services, Inc. will be held on Thursday, July 25, 2002, at 9:00 a.m., P.D.T., at 5880 Oberlin Drive, Suite 400, San Diego, California 92121 for the following purposes:

1. To elect three Class C Directors to serve for three-year terms;

2. To vote upon a proposal to amend our 1995 Stock Option Plan;

3. To ratify the selection of Deloitte & Touche LLP as our independent auditors for the fiscal year ending March 31, 2003; and

4. To transact any other business which may properly come before the meeting and any adjournments or postponements.

      Our proxy statement containing information for stockholders accompanies this Notice and a copy of our Annual Report for the fiscal year ended March 31, 2002 is also enclosed.

      The Board of Directors has fixed the close of business, May 28, 2002 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

      Whether or not you expect to attend the Annual Meeting in person, please date and sign the accompanying proxy card and return it promptly in the envelope enclosed for that purpose.

By the order of the Board of Directors

CHARLES C. TILLINGHAST
Chairman

San Diego, California

June 25, 2002

PROXY STATEMENT
GENERAL INFORMATION
ITEM 1. ELECTION OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
MANAGEMENT
EXECUTIVE COMPENSATION
ITEM 2. PROPOSED AMENDMENT TO THE COMPANY’S 1995 STOCK OPTION PLAN
ITEM 3. APPROVAL OF SELECTION OF INDEPENDENT AUDITORS
REPORT OF THE AUDIT COMMITTEE
FISCAL 2002 AUDIT FIRM FEE SUMMARY
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
FORM 10-K
CERTAIN TRANSACTIONS
FUTURE STOCKHOLDER PROPOSALS
OTHER MATTERS

ADVANCED MARKETING SERVICES, INC.

5880 Oberlin Drive
San Diego, California 92121
(858) 457-2500

PROXY STATEMENT

GENERAL INFORMATION

      This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Advanced Marketing Services, Inc. (“AMS” or the “Company”), a Delaware corporation, for use only at its Annual Meeting of Stockholders to be held on Thursday, July 25, 2002, and any adjournments or postponements thereof (the “Annual Meeting”).

      Shares may not be voted unless the signed proxy card is returned or other specific arrangements are made to have shares represented at the meeting. Any stockholder of record giving a proxy may revoke it at any time before it is voted by filing with our Corporate Secretary a notice in writing revoking it, by duly executing a proxy bearing a later date, or by attending the Annual Meeting and expressing a desire to revoke the proxy and vote the shares in person. Stockholders whose shares are held in street name should consult with their brokers or other nominees concerning procedures for revocation. Subject to such revocation, all shares represented by a properly executed proxy card will be voted as directed by the stockholder on the proxy card.

      If no choice is specified, proxies will be voted (i) FOR the persons nominated by the Board of Directors for election as directors; (ii) FOR the amendment to the 1995 Stock Option Plan; (iii) FOR the ratification of Deloitte & Touche LLP as independent auditors; and (iv) in the discretion of the proxy holders with respect to such other matters as may come before the Annual Meeting.

      In addition to soliciting proxies by mail, our directors, officers and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means. We will bear the total cost of solicitation of proxies. Although there are no formal agreements to do so, it is anticipated that we will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding any proxy soliciting materials to their principals.

      Only stockholders of record at the close of business on May 28, 2002 are entitled to receive notice of and to vote at the Annual Meeting. As of the close of business on May 28, 2002, we had outstanding 19,287,006 shares of common stock, which constituted all of our outstanding voting securities, excluding 3,733,875 shares of Common Stock held in treasury and not permitted to be voted at the Annual Meeting. Each share is entitled to one vote. The holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting, present in person or by proxy, will constitute a quorum. If a quorum is present, directors are elected by a plurality of votes cast and cumulative voting is not permitted for directors. If a quorum is present, the affirmative vote of holders of a majority of the shares represented and voting is required for approval of the proposed amendment to the 1995 Stock Option Plan, the ratification of Deloitte & Touche LLP as independent auditors and any other matters which might be submitted to the stockholders for consideration at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business but have the effect of a “No” vote for purposes of determining whether a proposal has been approved.

      We anticipate that this proxy statement and accompanying proxy card will first be mailed to our stockholders on or about June 25, 2002.

ITEM 1.

ELECTION OF DIRECTORS

Nominees

      Pursuant to the Company’s Articles of Incorporation, the Board of Directors of the Company is divided into three classes of directors, each class to be as nearly equal in number as possible. Directors are elected to serve for three-year terms, with the elections staggered by class. The Board is currently composed of nine directors; three of whom are Class A directors, three of whom are Class B directors and three of whom are Class C directors. At the Annual Meeting, three Class C directors are to be elected to a three-year term until the Annual Meeting of Stockholders to be held in 2005 and until their successors are duly elected and qualified. The Board of Directors has nominated each of the following incumbent Class C directors for reelection as a Class C director:

Robert F. Bartlett          Lynn S. Dawson          Trygve E. Myhren

      Information concerning the nominees for election as Class C directors is set forth under the caption “Management — Directors and Executive Officers.”

      The Board of Directors has no reason to believe that its nominees will be unable or unwilling to serve if elected. However, should any nominee named herein become unable or unwilling to accept nomination or election, the Board’s proxies will vote instead for such other person as the Board of Directors may recommend.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AUTHORITY GIVEN” ELECTION OF THE ABOVE MENTIONED NOMINEES AS DIRECTORS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information as of March 31, 2002 with regard to beneficial ownership of the Common Stock by (i) persons known by the Company to be beneficial owners of more than five percent of the Common Stock, (ii) the directors of the Company, (iii) the executive officers named in the Summary Compensation Table below and (iv) all executive officers and directors as a group.

	Common Stock	Percent of
	Beneficially	Outstanding
Name (and Address(1)) of Beneficial Owner	Owned	Common Stock

FMR Corp.	2,156,800	11.2%
Charles C. Tillinghast(2)	2,126,538	11.0%
Loren C. Paulsen(3)	1,641,522	8.5%
Grace & White, Inc.	1,502,181	7.8%
Edward J. Leonard(4)	142,875	*
Kevan M. Lyon(5)	131,564	*
Michael M. Nicita(6)	86,211	*
James A. Leidich(7)	59,175	*
Lynn S. Dawson(8)	49,050	*
Trygve E. Myhren(9)	42,500	*
William G. Berryman(10)	30,000	*
Robert F. Bartlett(11)	22,500	*
E. William Swanson(12)	7,125	*
Bruce E. Grout	—	*
All executive officers and directors as a group (28 persons)(13)	4,499,471	23.3%

*	less than 1%.

(1)	The address of Messrs. Tillinghast and Paulsen is c/o Advanced Marketing Services, Inc., 5880 Oberlin Drive; San Diego, CA 92121. The address of FMR Corp. is 82 Devonshire Street; Boston, MA 02109. The address of Grace & White, Inc. is 515 Madison Avenue; New York, NY 10022.

(2)	Mr. Tillinghast’s shares are held of record (i) 2,048,988 shares by a Revocable Trust, dated April 7, 1988, of which Mr. Tillinghast and his wife are trustees and (ii) 75,000 shares by a Charitable Remainder Unit Trust of which neither Mr. Tillinghast nor his wife are trustees and as to which they disclaim beneficial ownership. This amount also includes 2,550 shares subject to options exercisable within 60 days held by Cynthia B. Tillinghast, an Editor in the Advantage Publishing Group division of the Company and the wife of Mr. Tillinghast. Mr. Tillinghast disclaims beneficial ownership of such 2,550 shares. See “Certain Transactions.”

(3)	Of Mr. Paulsen’s shares, 1,416,892 are held of record by a Revocable Trust, dated July 12, 1999, the trustee of which is Mr. Paulsen, and 224,630 are held of record by an Irrevocable Trust, dated August 22, 1988, the beneficiaries of which are Mr. Paulsen’s children and the trustees of which are unrelated to Mr. Paulsen. Mr. Paulsen disclaims beneficial ownership of the 224,630 shares held by this Irrevocable Trust.

(4)	Includes 142,875 shares subject to options exercisable within 60 days.

(5)	Includes 121,125 shares subject to options exercisable within 60 days.

(6)	Includes 84,488 shares subject to options exercisable within 60 days.

(7)	Includes 22,500 shares subject to options exercisable within 60 days.

(8)	Includes 48,750 shares subject to options exercisable within 60 days.

(9)	Includes 22,500 shares subject to options exercisable within 60 days.

(10)	Includes 30,000 shares subject to options exercisable within 60 days.

(11)	Includes 22,500 shares subject to options exercisable within 60 days.

(12)	1,500 shares of Mr. Swanson’s shares are held of record by F.W. Cygnet Pension Plan, of which Mr. Swanson is a trustee. 5,625 shares are subject to options exercisable within 60 days.

(13)	Includes 635,867 shares subject to options exercisable within 60 days.

MANAGEMENT

Directors and Executive Officers

      The following sets forth certain information as of June 1, 2002 with regard to (i) each director, including the three nominees (who currently serve as directors), and (ii) each executive officer of the Company who is neither a director nor a nominee.

Name	Age	Position

Charles C. Tillinghast	65	Chairman of the Board of Directors
Michael M. Nicita	49	President, Chief Executive Officer and Director
Loren C. Paulsen	52	Executive Vice President — Facility Development and Special Projects and Director
Robert F. Bartlett	57	Director(2)(3)
Lynn S. Dawson	51	Director(1)(3)
Bruce E. Grout	55	Director(1)(2)
James A. Leidich	59	Director(1)(3)
Trygve E. Myhren	65	Director(2)(3)
E. William Swanson	66	Director(1)(2)
William G. Berryman	58	Executive Vice President and Chief Information Officer
Michael J. Focht	45	Executive Vice President — Operations
Edward J. Leonard	51	Executive Vice President, Chief Financial Officer and Secretary
Kevan M. Lyon	43	Executive Vice President — Merchandising
Charles B. Winton	49	President and Chief Executive Officer — Publishers Group West
Adam R. Zoldan	49	Executive Vice President — Marketing
Steven T. Boyle	39	Vice President — Controller
Tara M. Catogge	35	Vice President — Marketing, Clubs
Sandra Miller Christie	47	Vice President — Advertising
Sandra R. Dear	38	Vice President — Merchandising, Clubs
Colleen M. Hartwell	42	Vice President — Human Resources
Thomas J. Leettola	55	Vice President — Facility and Systems Design
Christopher S. McKenney	36	Executive Vice President & Chief Operating Officer — Publishers Group West
Mark S. Ouimet	47	Executive Vice President of Sales & Marketing — Publishers Group West
John J. Rogers	50	Vice President — Partner Applications Services
Sydney J. Stanley	53	Vice President — Product Development

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Governance and Nominating Committee.

      Mr. Tillinghast has served as Chairman of the Board of Directors since November 1994. He served as Chief Executive Officer of the Company from November 1994 until December 31, 1996; prior to that time, Mr. Tillinghast served as President, Chief Executive Officer and as a Director of the Company since its inception in 1982. He served as President of Oak Tree Publications, Inc. from 1976 until 1981 and as President of CRM, a diversified publishing company, from 1971 through 1975. Mr. Tillinghast was employed by Boise Cascade Corporation for 10 years, where he served in various management positions, including Senior Vice President from 1971 to 1973.

      Mr. Nicita has served as Chief Executive Officer of the Company since January 1, 1997 and as President, Chief Operating Officer and a Director of the Company since November 1994. From 1978 to November 1994, he served in various capacities at Golden-Lee Book Distributors, including MIS Director, Controller and General Manager. Mr. Nicita was employed by Barnes & Noble Book Stores, Inc. from 1977 to 1978. Mr. Nicita is the co-author of two books on microcomputers and has also been a columnist for a national microcomputer consumer magazine.

      Mr. Paulsen has served as Executive Vice President — Facility Development and Special Projects since December 1989 and as a Director of the Company since its inception in 1982. From 1982 to December 1989, Mr. Paulsen served as Vice President — Operations of the Company. Prior thereto, he was employed by Fed Mart Corp., a discount retail chain, for 17 years in various capacities, including sundries and book buyer.

      Mr. Bartlett has been a Director of the Company since April 1994. He has served as Managing Director of Combined Resources International, a picture frame manufacturing company, since 1996. Mr. Bartlett has many years of experience in the warehouse club industry, having served as Vice President, Divisional Manager of Anderson Chamberlain, a warehouse club manufacturer’s representative firm (1993-1995); Senior Vice President of Merchandising, Operations, Traffic and Distribution, SourceClub, Inc. (1991-1993); Executive Vice President of Merchandising, Traffic and Distribution, The Wholesale Club, Inc. (1990-1991); and Executive Vice President of Merchandising, Traffic and Distribution, The Price Club (1981-1990).

      Ms. Dawson has been a Director of the Company since April 1994. Since 2000, she has served as Executive Vice President for Worldwide Dreams LLC, a manufacturing company of quality fashion handbags, small leather goods and accessories of licensed and private brands to all channels of distribution. From 1997 through 1999, she was President, Small Leather Goods Division, at Worldwide Dreams LLC and has been with the company since 1991. Ms. Dawson has many years experience in department store operations, having served in a variety of positions including Vice President, Divisional Merchandise Manager with Foley’s Department Store (1990-1991); Senior Vice President/ General Merchandise Manager, Broadway Department Store (1978-1990) and Buyer and Department Manager, May Company Department Store (1972-1978).

      Mr. Grout has been a Director of the Company since February 2002. Since 1999, he has served as Senior Vice President — International of Airborne Express, Inc., a global shipping company. From 1990 through 1998, Mr. Grout was Vice President — General Manager — Asia-Pacific of Airborne Express, Inc. Mr. Grout has over three decades of experience in the international shipping industry, having guided sales strategies for Airborne Express across the United States, the Far East, Singapore, Australia and New Zealand.

      Mr. Leidich has been a Director of the Company since November 1986. Since 1983, he has served as President of Graywave, Inc., a management-consulting firm. Mr. Leidich serves on the boards of numerous privately held companies. From July 1994 to July 1999, he served as Chairman and Chief Executive Officer of Bright Start, Inc., which operates childcare centers. From November 1989 to May 1993, he served as an officer and partner in Colorado Venture Management, Inc., a venture capital firm. Mr. Leidich was the Chairman of Children’s World, Inc., a national chain of childcare centers, from 1975 to 1983. From 1980 to 1983, Mr. Leidich was Executive Vice President of the Parker Pen Company.

      Mr. Myhren has been a Director of the Company since February 1989. From December 1990 to March 1996, he served as President and as a Director of the Providence Journal Company, a diversified media company and concurrently as President and CEO of King Broadcasting Corporation. Since 1998, he has been President of Myhren Media, Inc., a media investment and consultation firm, and Myhren Ventures, L.P. He is a trustee of the University of Denver and the U.S. Ski and Snowboard Team. His other directorships include J.D. Edwards, Inc. and Dreyfus Founders Funds, Inc. From 1975 until 1988, he served as President and then Chairman and Chief Executive Officer of American Television and Communications Corporation, a publicly traded subsidiary of Time, Inc. and known today as Time/ Warner Cable. From 1981 to 1991, Mr. Myhren served as a Director of the National Cable Television Association and was its Chairman in 1986 and 1987. He

has previously served as a Director of Turner Broadcasting Systems, Inc., Continental Cablevision, Inc., Citizen’s Bank Corp., Lifespan, Inc., Verio, Inc., Peapod, Inc. and on Time’s internal boards for Home Box Office, Temple-Eastex and Time Magazine Group, and on the Federal Communications Commission’s Advisory Committee on High Definition Television.

      Mr. Swanson has been a Director of the Company since April 1988. He has served as President of F. W. Cygnet, Inc., an investment management firm since 1986. From 1982 to 1986, Mr. Swanson was the President and Chief Executive Officer of St. Francis Associates, a private investment management firm in San Francisco. From 1975 through 1982, he was employed by the Parker Pen Company, serving in various capacities, including President, Chief Executive Officer and Chief Operating Officer.

      Mr. Berryman joined the Company in May 2000 as Executive Vice President and Chief Information Officer. From 1998 to 2000, he served as Chief Information Officer for Duke-Weeks Corporation, a real estate investment trust. From 1996 to 1998, he served as Senior Vice President and Chief Information Officer for ProSource Distribution Services, a foodservice distributor to chain restaurants. Mr. Berryman served for two years as Vice President and Chief Information Officer for The Penn Traffic Company, a grocery retailer, from 1989 to 1993 and was employed by Dominick’s Finer Foods as Vice President, MIS. In addition, Mr. Berryman served Gateway Foods for 16 years as the Senior Information Services Executive.

      Mr. Focht joined the Company in August 2000 as Executive Vice President, Operations. Prior to joining AMS, he was employed with Ingram Industries, Inc. for 25 years. His most recent role at Ingram was as the Senior Vice President — Operations for their book group division and President, Ingram Transportation Company.

      Mr. Leonard joined the Company in April 1999 as Executive Vice President and Chief Financial Officer. Mr. Leonard was appointed Secretary of the Company in April 1999. From 1995 to 1999, Mr. Leonard was Vice President — Financial Planning and Operations, North America for Warner Home Video, a division of Warner Bros. Studio, a business unit of Timer Warner, Inc. Mr. Leonard worked in the automotive industry for Ford Motor Company and Nissan Motor Corporation, USA in a variety of financial positions for 11 years. Mr. Leonard also worked from 1984 to 1992 in various financial positions for Taco Bell Corporation, a division of PepsiCo.

      Ms. Lyon joined the Company in 1988 as Marketing Director. In December 1989, Ms. Lyon was named Vice President — Marketing with responsibility for leading the sales and marketing efforts with respect to the Company’s major customers. In September 1994, Ms. Lyon became Vice President — Merchandising with responsibility for the Company’s buying activities. In October 1997, Ms. Lyon was promoted to Executive Vice President — Merchandising with responsibility for buying, advertising and the Advanced Global Distribution division of AMS. In January of this year, Ms. Lyon assumed responsibility for Publishers Group West, in addition to her existing wholesale buying and advertising activities for AMS. From 1983 through 1988, she worked for Allergan, Inc., a pharmaceutical company, in various sales and product management positions.

      Mr. Zoldan joined the Company in January 1995 as Vice President — Marketing, was promoted to Executive Vice President in April, 2001, and has responsibility for sales and relations with the Company’s major customers. From 1988 to 1995, Mr. Zoldan was General Sales Manager for Eastman, a division of Office Depot. From 1984-1986, he served as General Sales Manager for Office Club (now Office Depot), and from 1981-1984 as District Sales Manager for McKesson Office Products.

      Mr. Boyle joined the Company in 1995 as Controller. He was promoted to Vice President and Controller in April 1999. From 1992 to 1995, he worked for a manufacturer and distributor of sportswear as Controller. Previously, Mr. Boyle served as Controller and Internal Auditor for two computer manufacturing firms. Mr. Boyle was with Arthur Andersen & Company for five years and is a CPA.

      Ms. Catogge joined the Company in August 1994 as a Marketing Manager. In December 1994, she was promoted to General Marketing Manager for the SAM’S Club account and in 1998 became the Director of Club Sales with responsibility for leading AMS’ sales and marketing efforts in all club accounts. Prior to joining AMS, she was employed by Harcourt Brace, Inc. as its Sales Director for the Academic Press book division.

      Ms. Christie joined the Company in 1986. She became Director of Advertising in 1994 and was promoted to Vice-President — Advertising in October 1997. Prior to joining AMS, Ms. Christie managed Mysterious Bookshop in New York, and prior to 1980, she worked for other book retailers.

      Ms. Dear joined the Company in December 1995. Over the next two years, Ms. Dear served as Product Manager in the Juvenile category and then General Merchandising Manager in the Bestseller and Mass Market categories. In 1998, she was promoted to Director of Merchandising with responsibility for buying activities into the warehouse clubs. In April 2000, Ms. Dear was promoted to Vice President — Merchandising Warehouse Clubs.

      Ms. Hartwell joined the Company in February 2002 as Vice President of Human Resources. Prior to joining AMS, she served as Vice President of Human Resources for CompassLearning, an educational software company and division of WRC Media from April 2000 to November 2001. From 1998 through 2000, Ms. Hartwell was Director of Human Resources for Kelly Staff Leasing, a human resource outsourcing company and a division of Kelly Services. From 1985 through 1996, she held a variety of human resource positions with Time Warner Cable in San Diego, and in 1996 became Vice President of Human Resources for Time Warner Cable (a business unit of AOL Time Warner Inc.) in Rochester, New York.

      Mr. Leettola joined the Company in June 1986 as Operations Manager of the Northern California facility. He was promoted to Vice President — Facilities and Systems Design in January 2001. From 1972 through June 1986, he held a variety of operational management positions with major retailers, including The Bon Marche, Liberty House and Macy’s. Prior to 1972, he was involved in the support of oceanographic and environmental research programs through private foundations and government agencies, including C&GS & E.S.S.A.

      Mr. Rogers joined the Company in March 1987 as an Order Processing/ Receiving Coordinator. In July of 1989, he became Special Projects Coordinator, and in April of 1990, was promoted to Operations Staff Manager. In April 1994, John advanced to the executive position of Director of Logistics, and then to Director of Systems Development, where he developed and implemented the Company’s proprietary Vendor Managed Inventory (VMI) Software. He served in that position until his most recent promotion in September 2000 to Vice President — Partner Application Services.

      Ms. Stanley joined the Company in November 1990 as a General Merchandise Manager with responsibility for the juvenile book category and was promoted to Vice President — Product Development in November 1996. From 1974 through 1989, Ms. Stanley was employed by the City of San Diego in a variety of professional managerial positions for the Library Department, including assignments in children’s literature and services, branch library management and fundraising. Ms. Stanley is currently responsible for Advanced Marketing Services’ Product Development Program. This includes oversight of all proprietary publishing, as well as the Company’s imprints: Silver Dolphin, Laurel Glen, Portable Press and Thunder Bay.

Publishers Group West

      Mr. Winton has served as President and Chief Executive Officer of Publishers Group West Incorporated (“PGW”) since AMS acquired PGW in January of 2002. Prior to that time, he served as the Chairman, President and Chief Executive Officer of PGW since its inception in 1976. In addition, Mr. Winton has served as the Chairman and Chief Executive Officer of Avalon Publishing Group Incorporated since its inception in 1994.

      Mr. McKenney has served as Executive Vice President and Chief Operating Officer of PGW since AMS acquired PGW in January of 2002. He joined PGW as Executive Vice President and Chief Operating Officer in January 2001. From 1993 to 2000, Mr. McKenney held various positions at Digital Pond, a graphic services and software company, including the position of President and Chief Executive Officer from 1998 to 2000. From 1987 to 1993, Mr. McKenney served as a newspaper publishing marketing manager, worked as an associate in a consulting firm, and completed an MBA.

      Mr. Ouimet has served as Executive Vice President of Sales and Marketing of PGW since AMS acquired PGW in January of 2002. From July 1998 to January 2002, he served as Executive Vice President, Sales and Marketing of PGW. He served as Senior Vice President of Marketing, Vice President of Marketing and Director of Marketing PGW from April 1990 to July 1998. From November 1977 until April 1990, he served in various buying, marketing and management capacities at the Stanford Bookstore in Palo Alto, California.

      Officers serve at the discretion of the Board of Directors.

Board of Directors and Committees

      Directors are elected to serve staggered three-year terms and until their successors are duly elected and qualified. Each director who is not otherwise employed by the Company receives an annual director’s fee of $18,000 plus $1,000 for each regular Board meeting attended. In addition, each outside director is paid $500 for attendance at each special Board and Audit, Compensation, or Governance Committee meeting held on dates other than the regularly scheduled Board meetings. The Company reimburses each director for reasonable out-of-pocket expenses incurred in his or her capacity as a member of the Board of Directors. No payments are made for participation in telephone meetings of the Board of Directors or actions taken in writing. The Board of Directors held a total of 9 regularly scheduled and special meetings during the year ended March 31, 2002. Each director attended at least 88% of the total number of meetings of the Board of Directors and all committees thereof on which such director served held during the year ended March 31, 2002, except for Mr. Grout, who was appointed to the Board of Directors, the Audit Committee and the Compensation Committee on February 1, 2002 and attended all of the meetings thereof held during the year ended March 31, 2002 after the date on which Mr. Grout was appointed to the Board of Directors and such committees, and Ms. Dawson, who attended 77% of such meetings.

      Our Audit Committee is composed of four outside directors who are not officers or employees of our subsidiaries. In the opinion of the Board of Directors, and as “independent” is defined under the standards of the New York Stock Exchange, these directors are independent of management and free of any relationship that would interfere with the exercise of independent judgment as members of the Audit Committee.

      The members of the Audit Committee of the Board of Directors during Fiscal 2002 were Messrs. Leidich and Swanson and Ms. Dawson. The Audit Committee held eight meetings during Fiscal 2002. In accordance with the Board’s general policy of changing one member of the Audit Committee annually, the current members of the Audit Committee for fiscal 2003 are Messrs. Leidich, Grout and Swanson and Ms. Dawson. The functions of the Audit Committee are primarily to recommend the selection of the Company’s independent public accountants, discuss with them the scope of the audit, consider matters pertaining to the Company’s accounting policies and internal controls and provide a means for direct communication between the independent public accountants and the Board of Directors. Our Board of Directors has adopted a written charter for the Audit Committee. A copy of the Audit Committee Charter is included as Appendix A to this Proxy Statement.

      The members of the Compensation Committee of the Board of Directors are Messrs. Bartlett, Grout, Myhren and Swanson. The Compensation Committee held one meeting during Fiscal 2002. The functions of the Compensation Committee are to review and recommend changes in salaries and bonuses of key employees, to review periodically, and make recommendations with respect to, the compensation structure of the Company and to determine the amount of contributions to the Company’s profit sharing plan.

      The members of the Governance and Nominating Committee of the Board of Directors, which was formed in November 2001, are Messrs. Bartlett, Leidich, and Myhren and Ms. Dawson. The Governance and Nominating Committee held one meeting during Fiscal 2002. The functions of the Governance Committee are to review the practices and policies of the Board of Directors, recommend qualified candidates for election to the Board of Directors, recommend processes for evaluating Board and Chief Executive Officer performance, monitor senior management succession plans and monitor our policies with respect to significant issues of corporate public responsibility. Members of the committee are outside directors who are not officers or employees of the Company or our subsidiaries. In the opinion of the Board, these directors are independent of management and free of any relationship that would interfere with their exercise of independent judgment as members of this committee.

      Effective February 6, 1997, the Company elected to have the Board of Directors, acting as a whole, assume responsibility for administering the Company’s 1995 Stock Option Plan.

EXECUTIVE COMPENSATION

Board and Compensation Committee Report on Executive Compensation

      The Compensation Committee is currently composed of four outside directors. The Compensation Committee is responsible for determining executive officer salary and bonus compensation and determining annual contributions to the Company’s profit sharing plan. Stock option grants are determined by the Board of Directors. The following is a report of the Compensation Committee and, as it relates to stock options, the Board as a whole, concerning their policies and actions in Fiscal 2002 concerning executive compensation.

      The Company’s compensation programs are designed to (a) link executive compensation to the performance of the Company and to stockholder value as measured by the long-term price appreciation of the Company’s common stock and (b) attract, retain and motivate employees by providing for the vesting of certain components of compensation over a number of years.

      The Company’s compensation of executive officers, including its Chief Executive Officer, consists principally of two components: (a) annual cash compensation, generally consisting of base salary and a bonus, and (b) long-term, stock-based compensation. The policies governing these components, as well as the basis for determining the compensation payable to the Chief Executive Officer, are described below.

      Annual Salary and Bonus Compensation. The salaries of executive officers are determined on the basis of, in no particular order of importance, the responsibilities of the position held, the prior experience and compensation of the officer, the compensation practices of competitors, as determined from publicly available information, discussions with knowledgeable consultants and participants in the publishing and distribution industries and other marketplace factors such as housing and relocation requirements. The Compensation Committee also strives to compensate each executive officer at a level which is appropriate in relation to the compensation of other executive officers of the Company. The Company generally weights increases in executive compensation, including salary and bonus, in favor of performance and, therefore, salary increases are generally related to the tax adjusted inflation rate.

      Under the Company’s bonus plan, cash bonuses are earned if a minimum targeted level of net income is attained. Bonus amounts increase if higher target net income levels are attained. The Company’s net income objectives are established by the Compensation Committee at the commencement of each fiscal year. For Fiscal 2002, payments under the Company’s bonus plan to each executive officer were based principally upon the Company exceeding the minimum targeted net income objective.

      Long-Term Stock Option Compensation. The Company grants stock options to its executive officers and other employees pursuant to its 1995 Stock Option Plan. The Company believes that such options help to more closely align the interests of its management employees with the long-term interests of its stockholders by providing an incentive for increasing stockholder value. Moreover, such options are believed to be instrumental in retaining employees over the longer term, since full benefits of appreciated options cannot be realized until the end of the applicable vesting period, which is usually five years.

      During Fiscal 2002, based on the contributions of the employees and performance of the Company, the Board of Directors approved a grant of options to purchase 85,000 shares of Common Stock to Michael M. Nicita. The Board of Directors also approved grants of options to purchase the following number of shares of Common Stock to the following Named Executive Officers: Edward J. Leonard — 30,000; and William G. Berryman — 30,000. Messrs. Tillinghast and Paulsen, who are founders of the Company, are eligible to receive grants of options, but their significant equity positions in the Company are currently believed to provide them with substantial incentives to enhance stockholder value and no options were granted to them during Fiscal 2002.

      CEO Compensation. The Compensation Committee establishes the base salary and bonus, if any, payable to Mr. Michael M. Nicita, the Company’s Chief Executive Officer, based on the same factors applicable to executive officer compensation generally.

      Because the Company exceeded the minimum net income objective established by the Compensation Committee, bonuses aggregating $163,500 were awarded under the Company’s bonus plan to Mr. Nicita for Fiscal 2002.

      Internal Revenue Code Section 162(m). Internal Revenue Code Section 162(m), enacted in 1993, provides that a public corporation generally may not deduct compensation in excess of $1,000,000 payable to its chief executive officer or any of its other four most highly compensated officers. Certain performance-based compensation is specifically exempted. Since the Compensation Committee currently does not anticipate that any executive officer of the Company will receive compensation in excess of the deduction limitation in Fiscal 2002, it has not yet established a policy with respect to Section 162(m). In future years, the Compensation Committee intends to take into account the effect of Section 162(m) if the compensation payable to an executive officer approaches $1,000,000. However, the provisions of Section 162(m) are not expected to preclude the award of compensation believed to be merited, even if in excess of $1,000,000.

      The tables that follow reflect the decisions included in this report.

The Board of Directors
(with respect to options)	The Compensation Committee
Charles C. Tillinghast	Robert F. Bartlett, Chairman
Michael M. Nicita	Bruce E. Grout
Loren C. Paulsen	Trygve E. Myhren
Robert F. Bartlett	E. William Swanson
Lynn S. Dawson
Bruce E. Grout
James A. Leidich
Trygve E. Myhren
E. William Swanson

Summary of Cash and Other Compensation

      The following table sets forth information concerning the annual and long-term compensation for services rendered in all capacities to the Company for the fiscal years ended March 31, 2002, 2001 and 2000 of those persons who were, at March 31, 2002, (i) the Chief Executive Officer and (ii) the four other most highly paid executive officers of the Company (collectively the “Named Executive Officers”).

Summary Compensation Table

				Long-Term
		Annual Compensation		Compensation	All Other
	Fiscal			Options/	Compensation
Name and Capacity in Which Served	Year	Salary($)(1)	Bonus($)(1)	SARs(#)(2)	($)(3)

Charles C. Tillinghast	2002	199,346	75,000	1,000 (4)	67,532
Chairman	2001	202,223	176,570	3,750 (4)	93,859
	2000	195,300	168,650	—	68,202
Michael M. Nicita	2002	429,029	163,500	85,000	119,765
Chief Executive Officer	2001	363,575	328,670	82,500	134,976
and President	2000	302,925	310,550	112,500	114,882
Edward J. Leonard	2002	274,077	62,500	30,000	47,486
Executive Vice President	2001	250,384	150,190	30,000	35,165
and Chief Financial Officer	2000	221,442	138,750	253,125	189,523 (5)
Kevan M. Lyon	2002	223,769	62,500	—	47,719
Executive Vice President —	2001	195,913	126,790	60,000	66,936
Merchandising	2000	183,615	133,900	45,000	46,864
William G. Berryman	2002	224,039	37,500	30,000	18,159
Executive Vice President —	2001	166,923	78,625	75,000	75,808 (6)
Information Services	2000	—	—	—	—

(1)	Amounts shown include cash compensation earned and received by executive officers as well as amounts earned and accrued but not yet paid, including salary amounts deferred at their election under the Company’s 401(k) plan and deferred compensation plan.

(2)	Number of options shown reflects adjustments made in connection with three three-for-two stock splits of the Company’s Common Stock effected by the Company in February 1999, January 2000, May 2001.

(3)	The amounts indicated for Fiscal 2002 include, for Messrs. Tillinghast, Nicita, Leonard, Ms. Lyon and Berryman, respectively. No profit sharing contributions were made on behalf of the above-mentioned Executive Officers for 2002. Company match under the Company’s deferred compensation plan (excluding interest) $48,926, $102,825, $33,164, $34,233 and $3,963. Automobile allowance of $14,740, $14,740, $11,390, $11,390 and $11,390. Company matching 401(k) plan contributions of $1,600, $1,841, $2,380, $1,889 and $1,913. The deferred compensation plan permits an eligible employee to defer up to 50% of base salary and 100% of any bonus. The Company is obligated to contribute an amount equal to an employee’s deferral up to a stated maximum and may, at its discretion, make additional contributions. Company contributions generally vest over a five-year period beginning on the date of an employee’s entry into the plan.

(4)	Represents options held by Cynthia B. Tillinghast, an Editor in the Advantage Publishing Group division of the Company. Ms. Tillinghast is the wife of Mr. Tillinghast.

(5)	Includes relocation expenses of $176,726.

(6)	Includes relocation expenses of $66,201.

Employment Arrangements

      Mr. Tillinghast served as Chief Executive Officer of the Company until December 31, 1996. In order to provide for an orderly transition in management of the Company, in July 1996 the Company and Mr. Tillinghast entered into an Employment Agreement covering the five-year period commencing January 2,

1997. Pursuant to the terms of the Employment Agreement, effective January 2, 1997, Mr. Tillinghast resigned from his position as Chief Executive Officer of the Company, which position was filled by Mr. Michael M. Nicita who also serves as President and a Director of the Company. During the term of the Employment Agreement, Mr. Tillinghast agreed to serve as Chairman of the Board of Directors (if re-elected as a director by the Company’s stockholders) and to perform certain other duties and responsibilities as requested by the Board of Directors. Mr. Tillinghast agreed to serve the Company on a full-time basis during 1997; thereafter, Mr. Tillinghast’s services decreased proportionately such that during the final year of the term of his Employment Agreement, Mr. Tillinghast was only required to serve the Company on an approximately half-time basis, but not less than 1,000 hours per calendar year. Under the terms of the Employment Agreement, Mr. Tillinghast’s base salary was set at $275,000 for the first year, $225,000 (which was increased by the Board of Directors to $236,000) for the second year, $175,000 for each of the third and four years (which was increased by the Board of Directors to $195,300 and $208,000, respectively), and $150,000 for the fifth year of this employment (which was increased by the Board of Directors to $200,000), subject to adjustment by the Board of Directors. Mr. Tillinghast was also entitled to participate in any Company compensation plan and receive fringe benefits, generally on the same basis as other senior Company executives. Although the Employment Agreement has expired, Mr. Tillinghast has continued to serve as Chairman of the Board of Directors on substantially the same terms as the expired agreement, and we have an understanding with Mr. Tillinghast that he will continue in such capacity through the end of our current fiscal year and possibly on a year-to-year basis thereafter.

      In July 1998, the Company entered into a termination benefits agreement with Michael M. Nicita, the President and Chief Executive Officer of the Company. The agreement was approved by the Compensation Committee and the Board of Directors after having determined that it was in the best interests of the Company to enter into the agreement to assure the retention of the unique services of Mr. Nicita and provide reasonable protection for Mr. Nicita in the event of a change of control. The agreement provides that in the event of a change of control, as defined in the agreement, Mr. Nicita will be entitled to a severance payment if he is discharged by the Company within one year for any reason other than cause, as defined in the agreement, or he terminates his employment with the Company within 90 days for any reason. In the event of a change of control, any unvested options previously granted to Mr. Nicita and any amount in his account under the Company’s deferred compensation plan would immediately vest. The severance payment would be equal to Mr. Nicita’s base salary in effect for the fiscal year in which the change of control occurs plus a prorated bonus computed at budget, subject to adjustment under certain circumstances.

      Effective April 1, 1999, the Company entered into an agreement with Mr. Edward J. Leonard in connection with his employment as Executive Vice President and Chief Financial Officer of the Company. The agreement provides for an annual base salary of $275,000 per year and provides that if Mr. Leonard’s employment is involuntarily terminated for any reason, other than gross negligence or fraud, during, respectively, the first or second 12 months of employment, his base salary will be continued for, respectively, 12 months or 9 months, and that if his employment is involuntarily terminated for any reason, other than gross negligence or fraud, after the first 24 months, his base salary will be continued for 6 months.

Option Grants

      The following table sets forth with respect to the Named Executive Officers certain information concerning grants of stock options in Fiscal 2002. The Company has not granted stock appreciation rights to the Named Executive Officers.

Option Grants In Fiscal 2002

		% of Total				Potential Realized Value at
	Number of	Options		Grant		Assumed Annual Rates of
	Securities	Granted to	Exercise	Date		Stock Price Appreciation
	Underlying	Employees	or Base	Market		for Option Term(1)
	Options	in Fiscal	Price	Price	Expiration
	Granted(#)	Year	($/Sh)	($/Sh)	Date	0%($)	5%($)	10%($)

Charles C. Tillinghast(2)	1,000	0.24%	$14.14	$14.14	10/2/11	$0.00	$8,893	$22,536
Michael M. Nicita	85,000	20.26%	$14.14	$14.14	10/2/11	$0.00	$755,868	$1,915,519
Edward J. Leonard	30,000	7.15%	$14.14	$14.14	10/2/11	$0.00	$266,777	$676,066
Kevan M. Lyon	—	—	$—	$—	—	$—	$—	$—
William G. Berryman	30,000	7.15%	$14.14	$14.14	10/2/11	$0.00	$266,777	$676,066

(1)	Amounts shown represent the potential value of granted options if the assumed annual rates of stock appreciation are maintained over the 10-year terms of the granted options. The assumed rates of appreciation are established by regulation and are not intended to be a forecast of the Company’s performance or to represent management’s expectations with respect to the appreciation, if any, of the Common Stock.

(2)	Options granted to Cynthia B. Tillinghast, an Editor in the Advantage Publishing Group division of the Company. Ms. Tillinghast is the wife of Mr. Tillinghast.

Option Exercises and Holdings

      The following table sets forth with respect to the Named Executive Officers information concerning the exercise of stock options during Fiscal 2002 and unexercised options held as of the end of the fiscal year.

Aggregated Option Exercises and

Fiscal 2002 Year-End Option Values

			Number of Unexercised		Value of Unexercised
			Options at		In-the-Money Options at
	Shares		Fiscal Year End(#)		Fiscal Year End($)(1)
	Acquired on	Value
	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Charles C. Tillinghast(2)	—	$—	2,550	3,550	$45,086	$44,460
Michael M. Nicita	90,000	$1,267,174	84,488	259,000	$1,475,875	$3,557,701
Edward J. Leonard	—	$—	142,875	155,250	$2,560,989	$2,421,709
Kevan M. Lyon	—	$—	121,125	85,125	$2,330,291	$1,167,021
William G. Berryman	—	$—	30,000	75,000	$348,741	$818,912

(1)	Before taxes. The dollar value indicated is based on the difference between the exercise price of the outstanding option and the closing market price of the Common Stock on March 28, 2002 as reported by the New York Stock Exchange ($24.00 per share).

(2)	Represents options held by Cynthia B. Tillinghast, an Editor in the Advantage Publishing Group division of the Company. Ms. Tillinghast is the wife of Mr. Tillinghast.

Performance Graph

      The following graph presents a comparison of the Company’s stock performance with the broad-based NASDAQ Market Index, the Dow Jones Industry Group OTS-Other Specialty Retailers Index, the Standard & Poor’s 500 Index, and the Russell 2000 Index.

	3/97	3/98	3/99	3/00	3/01	3/02

ADVANCED MARKETING SERVICES, INC.	100.00	200.00	209.16	502.80	568.22	875.63
S&P 500	100.00	148.00	175.32	206.78	161.95	162.35
S&P SMALLCAP 600	100.00	147.68	124.31	162.47	160.38	221.04
DOW JONES US RETAILERS, SPECIALTY (EXCL DRUG & APPAREL)	100.00	150.40	213.55	253.85	173.81	223.11
RUSSELL 2000	100.00	142.01	118.93	163.28	138.25	157.59

*	The graph assumes $100 invested on March 31, 1997 in the Company’s Common Stock and $100 invested at that time in each of the indexes shown. The comparison assumes that all dividends are reinvested.

ITEM 2.

PROPOSED AMENDMENT TO THE COMPANY’S 1995 STOCK OPTION PLAN

      The Board of Directors has approved an amendment to the 1995 Stock Option Plan, subject to stockholder approval, to increase by 400,000 the number of shares of Common Stock issuable upon exercise of options granted under the 1995 Plan. The purpose of the amendment is to enable the Company to grant additional options in the future in order to attract and retain key employees. The Company currently has outstanding options (as of May 28, 2002) under the 1995 Plan covering 2,747,069 shares of Common Stock. A copy of the proposed amendment to the 1995 Plan is included as Appendix A to this Proxy Statement.

Description of the 1995 Plan

      The 1995 Plan was adopted by the Board of Directors in March 1995 and approved by the stockholders in July 1995. The Board of Directors believes that the selective grant of stock options is an effective and efficient means of attracting, motivating and retaining key employees, officers and directors. The 1995 Plan provides for the grant of options to purchase Common Stock either that are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or that are not intended to so qualify (“non-qualified stock options”). All officers, directors and employees are eligible to receive options under the 1995 Plan, except that only employees may receive incentive stock options. The maximum number of shares available for issuance under the 1995 Plan will be 4,693,700 if the proposed amendment is approved. No person eligible to receive options under the 1995 Plan may receive options for the purchase of more than an aggregate of 1,012,500 shares.

      The 1995 Plan is currently administered by the Board of Directors and may, in the Board’s discretion, be administered by a committee of the Board of Directors appointed for that purpose (the “Committee”), which, subject to the terms of the 1995 Plan, has the authority in its sole discretion to determine: (a) the individuals to whom options shall be granted; (b) the time or times at which options may be exercised; (c) the number of shares subject to each option, the option price and the duration of each option granted; and (d) all of the other terms and conditions of options granted under the 1995 Plan.

      The exercise price of incentive stock options granted under the 1995 Plan must be at least equal to the fair market value of the shares on the date of grant (110% of fair market value in the case of participants who own shares possessing more than 10% of the combined voting power of the Company) and may not have a term in excess of 10 years from the date of grant (five years in the case of participants who are more than 10% stockholders). The aggregate fair market value (determined as of the time the Option is granted) of the shares with respect to which incentive stock options (granted under all plans of the Company or its subsidiaries) are exercisable for the first time by an optionee in any calendar year may not exceed $100,000. Non-qualified options may be granted at prices not less than 100% of the fair market value of such shares at the date of grant.

      Options granted under the 1995 Plan are not transferable other than by will or the laws of descent and distribution. Unless otherwise determined by the Board of Directors or the Committee in connection with the grant of any non-qualified stock options, all stock options granted under the 1995 Plan expire one month after the date of the optionee’s termination of employment with the Company for any reason other than death or permanent disability and six months after the optionee’s termination of employment by reason of death or permanent disability but not, in either case, later than the scheduled expiration date). Upon termination of employment the number of shares with respect to which a stock option may be exercised shall be limited to that number of shares which could have been purchased pursuant to the option had the option been exercised by the optionee on the date of such termination of employment. In the case of death, options may be exercised by the person or persons to whom the rights under the options pass by will or by the laws of descent or distribution.

      Payment of the exercise price upon exercise of an option must be made in cash or, in the discretion of the Board of Directors or the Committee, in shares of Common Stock. Where payment is made in Common Stock, such Common Stock is valued for such purpose at the fair market value of such shares (determined as specified in the 1995 Plan) on the date of exercise.

      If the number of outstanding shares of Common Stock is increased or decreased, or if such shares are exchanged for a different number or kind of shares through reorganization, merger, recapitalization, reclassification, stock dividend, stock split, combination of shares or other similar transaction, the aggregate number of shares available for issuance under the 1995 Plan, the number of shares subject to outstanding options, the per share exercise price of outstanding options and the aggregate number of shares with respect to which options may be granted to a single participant will be appropriately adjusted by the Board of Directors or the Committee.

      No grant of options may be made under the 1995 Plan more than 10 years after its date of adoption. The Board of Directors has authority to terminate or to amend the 1995 Plan, subject to the approval of the Company’s stockholders under certain specified circumstances, provided that such action does not impair the rights of any holder of outstanding options without the consent of such holder.

Certain Federal Income Tax Consequences

      The following discussion is a summary of the principal federal income tax consequences of the 1995 Plan based on current provisions of the Code and applicable regulations thereunder.

      Incentive Stock Options. No income is recognized by an optionee at the time of grant of an incentive stock option or at the time of exercise of such option while employed by the Company (or within limited periods after termination of employment). However, the exercise of an incentive stock option may result in an alternative minimum tax liability for the optionee. If the optionee continues to hold the shares received upon the exercise of the option for at least two years from the date the option was granted and one year from the date the option was exercised, the optionee will recognize capital gain or loss when he disposes of the shares. Such gain or loss will be measured by the difference between the option price and the amount received for the shares at the time of disposition.

      If the optionee disposes of shares acquired upon exercise of an incentive stock option before the expiration of the one-year and two-year holding periods described above, the optionee will recognize ordinary income in the year of disposition, in an amount equal to the excess of the fair market value of the shares on the date the option was exercised (or, if less, the amount received upon disposition of the shares) over the option price. Any amount realized upon such a disposition in excess of the fair market value of the shares on the date of exercise will be treated as capital gain.

      Non-Qualified Stock Options. An optionee recognizes no income at the time a non-qualified stock option is granted. At the time a non-qualified stock option is exercised, an optionee will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. An optionee will recognize capital gain or loss on the subsequent sale of the option shares in an amount equal to the difference between the amount realized and the tax basis of such shares. The tax basis will equal the option price paid plus the amount included in the optionee’s income by reason of the exercise of the option.

      Company Deductions. As a general rule, the Company will be entitled to a deduction for federal income tax purposes at the same time and in the same amount that an employee recognizes ordinary income from options granted under the Plan, to the extent such income is considered reasonable compensation under the Code. The Company will not, however, be entitled to a deduction to the extent compensation in excess of $1 million is paid during any year to an executive officer named in the Summary Compensation Table of the proxy statement who was employed by the Company at year-end, unless the compensation qualifies as “performance-based” under Section 162(m) of the Code or certain other exceptions apply. In addition, the Company will not be entitled to a deduction with respect to payments to employees which are deemed to constitute “excess parachute payments” under Section 280G of the Code and do not qualify as reasonable compensation pursuant to that Section; such payments will subject the recipients to a 20% excise tax.

Vote Required

      Approval of the proposed amendment to the 1995 Plan requires the affirmative vote of the holders of at least a majority of the shares of Common Stock represented and voting at the Annual Meeting.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE PROPOSED AMENDMENT TO THE 1995 PLAN.

ITEM 3.

APPROVAL OF SELECTION OF INDEPENDENT AUDITORS

      Deloitte & Touche LLP has been selected as independent auditors to audit the Company’s financial records for the year ending March 31, 2003, and management recommends that the selection be approved by the stockholders.

      Arthur Andersen LLP served as our independent auditors for the fiscal year ended March 31, 2001. On March 27, 2002, we determined to dismiss Arthur Andersen LLP, effective on such date, and on April 8, 2002, we appointed Deloitte & Touche LLP as our new independent auditors, effective on such date. This determination followed our decision to seek proposals from independent auditors to audit our financial statements for the fiscal year ending March 31, 2002. Our Board of Directors approved the decision not to renew the engagement of Arthur Andersen LLP and to retain Deloitte & Touche LLP upon the recommendation of our Audit Committee. The decision was based on proposals from large accounting firms and reflected our Audit Committee’s judgment as to which firm was best suited to deliver external audits to us in light of relevant factors such as the firm’s depth of experience, breadth of resources, commitment to provide exceptional service, ability to handle transition issues and location of key personnel.

      Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will be given the opportunity to make a statement, if they desire, and to respond to questions.

      During our two fiscal years ended March 31, 2001 and the subsequent period through March 27, 2002, there were no disagreements between us and Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to Arthur Andersen LLP’s satisfaction would have caused them to make reference to the subject matter of the disagreement in connection with their reports.

      None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within our two fiscal years ended March 31, 2001 and the subsequent period through March 27, 2002.

      The audit reports of Arthur Andersen LLP on our financial statements as of and for the fiscal years ended March 31, 2000 and March 31, 2001 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

      During our two fiscal years ended March 31, 2002 and the subsequent period through April 8, 2002, we did not consult with Deloitte & Touche LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) Regulation S-K.

      Approval of the selection of Deloitte & Touche LLP as the Company’s independent auditors requires the affirmative vote of the holders of at least a majority of the shares of Common Stock represented and voting at the Annual Meeting.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS

REPORT OF THE AUDIT COMMITTEE

      The following is the report of the Audit Committee with respect to our audited financial statements of the fiscal year ended March 31, 2002. The Audit Committee has reviewed and discussed our audited financial statements with management. The Audit Committee has discussed with Deloitte & Touche LLP, our independent auditors, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, which includes, among other items, matters related to the conduct of the audit of our financial statements. The Audit Committee has also reviewed written disclosure and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, which relates to the auditors’ independence from us, and as discussed with Deloitte & Touche LLP, their independence from us. The Audit Committee acts pursuant to its written Audit Committee Charter. Based on the review and discussion referred to above, the Audit Committee recommended to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2002.

The Audit Committee

James E. Leidich, Chairman
Lynn S. Dawson
Bruce E. Grout
E. William Swanson

FISCAL 2002 AUDIT FIRM FEE SUMMARY

      During Fiscal 2002, we retained our principal auditor, Arthur Andersen LLP, to provide audit and other services. During Fiscal 2002, however, we dismissed Arthur Andersen LLP and engaged Deloitte & Touche LLP to complete our Fiscal 2002 audit and to provide other related services.

Audit Fees

      Arthur Andersen LLP billed us an aggregate of approximately $79,900 in fees for professional services rendered in connection with the audit of our financial statements for the fiscal year ended March 31, 2002, the reviews of the financial statements included in each of our quarterly reports on Form 10-Q during the fiscal year ended March 31, 2002, Australia audit services and other accounting consulting services.

      Deloitte & Touche LLP billed us an aggregate of approximately $140,400 (through June 17, 2002) in fees for professional services rendered in connection with the audit of our financial statements for the fiscal year ended March 31, 2002.

Financial Information Systems Design and Implementation Fees

      There were no professional services rendered by Deloitte & Touche LLP or by Arthur Andersen LLP for the fiscal year ended March 31, 2002 relating to financial information systems design and implementation.

All Other Fees

      Arthur Andersen LLP billed us an aggregate of approximately $271,785 in fees for other services rendered to us during the fiscal year ended March 31, 2002, primarily related to acquisition/due diligence services (relating to our acquisition of PGW), recurring tax return review and tax advisory and consultation services.

      We have not yet received any bills from Deloitte & Touche LLP with regard to other fees.

      The Audit Committee has considered whether the provision of non-audit services by Arthur Andersen LLP and Deloitte & Touche LLP is compatible with maintaining auditor independence.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Based solely upon a review of Forms 3, 4 and 5 (and amendments thereto) furnished to the Company during or with respect to Fiscal 2002 no person who at any time during Fiscal 2002 was a director, officer or beneficial owner of more than 10 percent of the Common Stock, failed to file on a timely basis reports required by Section 16(a) of the Securities Exchange Act, as amended, during Fiscal 2002.

FORM 10-K

      AMS will furnish without charge to each stockholder, upon written request addressed to The Investor Relations Department of AMS at 5880 Oberlin Drive, Suite 400, San Diego, California 92121, a copy of its

Annual Report on Form 10-K for the fiscal year ended March 31, 2002 (excluding the exhibits thereto), as filed with the Securities and Exchange Commission.

CERTAIN TRANSACTIONS

      All transactions between the Company and its officers, directors or any affiliate of any such person have been, and all such future transactions will be, on terms no less favorable to the Company than could be obtained from unaffiliated parties. Mr. Winton serves as the Chairman and Chief Executive Officer of, and owns approximately 42% of the equity of, Avalon Publishing Group Incorporated, the largest client of PGW.

FUTURE STOCKHOLDER PROPOSALS

      Any stockholder proposal intended to be presented at the 2003 Annual Meeting of Stockholders must be submitted sufficiently far in advance so that it is received by AMS not later than February 27, 2003.

OTHER MATTERS

      Neither the Company nor any of the persons named as proxies knows of matters other than those stated above to be voted on at the Annual Meeting. However, if any other matters are properly presented at the meeting, the persons named as proxies are empowered to vote in accordance with their discretion on such matters.

      Our Annual Report for the fiscal year ended March 31, 2002 accompanies this proxy statement, but it is not to be deemed a part of the proxy soliciting material.

PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY.

ADVANCED MARKETING SERVICES, INC.

By order of the Board of Directors

CHARLES C. TILLINGHAST
Chairman

San Diego, California

June 25, 2002

APPENDIX A

AMENDMENT NO. 6 TO

ADVANCED MARKETING SERVICES, INC.
1995 STOCK OPTION PLAN

      This Sixth Amendment (the “Amendment”) to Advanced Marketing Services, Inc. (the “Company”) 1995 Stock Option Plan (the “Plan”) is made and entered into as of July 25, 2002 with reference to the following:

      WHEREAS, the Board of Directors of the Company duly approved this Amendment on June 18, 2002, subject to stockholder approval; and

      WHEREAS, the Amendment was approved by the stockholders of the Company on July 25, 2002.

      NOW, THEREFORE, the Plan is amended as follows:

1. Paragraph 4(a) of the Plan is amended and restated in its entirety to read as follows:

“(a) The stock to be offered under the Plan shall consist of up to 4,693,700 shares of the Company’s Common Stock. If any Option granted hereunder shall expire or terminate for any reason without having been exercised in full, the unpurchased shares subject thereto shall again be available for purposes of this Plan.”

2. In all other respects, the Plan shall remain unchanged and in full force and effect.

A-1

REVOCABLE PROXY
ADVANCED MARKETING SERVICES, INC.
ANNUAL MEETING OF STOCKHOLDERS — JULY 25, 2002

     The undersigned stockholder(s) of Advanced Marketing Services, Inc. (the “Company”) hereby nominates, constitutes and appoints Charles C. Tillinghast and James A. Leidich, and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of Advanced Marketing Services, Inc., which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company’s facility at 5880 Oberlin Drive, San Diego, California 92121 on Thursday, July 25, 2002, at 9:00 a.m., and any and all adjournments or postponements thereof, with respect to the matters described in the accompanying Proxy Statement and, in their discretion, on such other matters which properly come before the meeting, as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as follows:

Item 1. Election of Directors	[ ] AUTHORITY GIVEN	[ ] WITHHOLD AUTHORITY
	to vote for all nominees listed below (except as indicated to the contrary below).	to vote for all nominees.

(Instructions): To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list below.

Robert F. Bartlett Lynn S. Dawson Trygve E. Myhren

Item 2. Approval of amendment to the 1995 Stock Option Plan	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

Item 3. Ratification of Deloitte & Touche LLP as independent auditors	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

Item 4. To transact any other business as may properly come before the meeting and any adjournment or postponement.

Please sign and date on the reverse side

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE OF “AUTHORITY GIVEN” FOR PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3. THE PROXY CONFERS AUTHORITY TO AND WILL BE VOTED “AUTHORITY GIVEN” FOR PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3 UNLESS OTHER INSTRUCTIONS ARE INDICATED, IN WHICH CASE THE PROXY WILL BE VOTED IN ACCORDANCE WITH SUCH INSTRUCTIONS.

     IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

Dated: , 2002

(Please print name)

(Signature of Stockholder)

(Please print name)

(Signature of Stockholder)

(Please date this Proxy and sign your name as it appears on your stock certificates. Executors, administrators, trustees, etc., should give their full titles. All joint owners should sign.) I (We) do __ — do not__expect to attend the Meeting.
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